Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm and Experts” and “Financial Statements” in the Registration Statement (Form N-2 Nos. 333-125453 and 811-21348) of Muni Intermediate Duration Fund, Inc. filed with the Securities and Exchange Commission, and to the incorporation by reference therein of our report dated July 13, 2005, with respect to the financial statements of Muni Intermediate Duration Fund, Inc., for the fiscal year ended May 31, 2005.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 25, 2005